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                                                                       Exhibit 5










                                 April 19, 2000



The Timken Company
1835 Dueber Avenue, S.W.
Canton, Ohio  44706-2798

                           Re: Long-term Incentive Plan (as Amended and Restated as of December 16, 1999)
                                    -------------------------------------

Gentlemen:

         We have acted as counsel for The Timken Company, an Ohio corporation (the "Registrant"), in connection with its Long-term Incentive Plan (As Amended and Restated as of December 16, 1999) (the "Plan"). We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion, and based thereon, we are of the opinion that the Registrant's common shares, without par value (the "Common Shares"), that may be issued or transferred and sold pursuant to the Plan and the agreements contemplated thereunder (the "Agreements") have been duly authorized and will be, when issued or transferred and sold in accordance with the Plan and such Agreements, validly issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as Exhibit 5 to the Registration Statement on Form S-8 being filed by the Registrant to effect registration of the 3,000,000 Common Shares to be issued and sold pursuant to the Plan under the Securities Act of 1933.

                                            Very truly yours,



                                            Jones, Day, Reavis & Pogue